PROSPECTUS SUPPLEMENT
     (To Prospectus and Prospectus Supplement Dated March 6, 1997)

                                  1,600 Shares


                               DYNEX CAPITAL, INC.

                             SHARES OF COMMON STOCK
                                (Par Value $0.01)


      Pursuant to a Sales Agency Agreement dated as of March 6, 1997 (the "Sales Agency Agreement") between Dynex Capital, Inc. (the "Company") and PaineWebber Incorporated ("PaineWebber"), a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part and which is incorporated by reference herein, the Company has sold, through PaineWebber, as agent of the Company, 1,600 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), pursuant to ordinary brokers' transactions on the New York Stock Exchange (the "NYSE").

      Shares sold during Pricing Period

                   0   Average Market Price Shares
               1,600    Additional Shares
               -----
               1,600    Total Shares Sold

      Arithmetic Mean of the High and Low Sales Prices of the Shares reported on the NYSE (the "Average Market Price") for each day of the Pricing
            Period:

                                                                                     Average (or Total)
                06/30/97      07/01/97     07/02/97      07/03/97     07/04/97       for Pricing Period
                --------      --------     --------      --------     --------       ------------------
                 $0.0000      $0.0000       $0.0000      $0.0000       $0.0000             $0.0000

          High and Low Sales Prices at which Average Market Shares were sold during pricing period:

       High and Low Sales Prices at which Average Market Shares were sold during pricing period:

                  High: $0.000                       Low: $0.000

Average Market Price Shares:
Gross Proceeds to Company...............$    0.000             Gross Sales Proceeds....................$  0.000
3.0% Discount...........................$    0.000             Compensation to Agent...................$  0.000
                                        ----------                                                   ----------
Net Proceeds to Company.................$    0.000             Net Proceeds toCompany..................$  0.000

Additional Shares Sold:

Gross Proceeds to Company...............$23,275.00
Commission to PaineWebber...............$   698.25
                                        ----------
Net Proceeds to Company.................$22,576.75

Total Net Proceeds to Company...........$22,576.75             Total Compensation to Agent..............$698.25


On the last day of the Pricing Period, the last reported sales price of the Stock on the NYSE was $14.500

Note:.S.E.C.  fees  were  not  used  in  arriving  at any of the  above figures.


THESE  SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The date of this Prospectus Supplement is July 8, 1997.